EXHIBIT 32.1
CERTIFICATIONS OF
CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
OF THE WARNACO GROUP, INC.
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906 OF THE
SARBANES-OXLEY ACT OF 2002
In connection with the Annual Report on Form 10-K of The Warnaco Group, Inc. (the “Company”) for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Helen McCluskey, as Chief Executive Officer of the Company, and Lawrence R. Rutkowski, as Chief Financial Officer of the Company, each hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge, based upon a review of the Report, subject to the qualifications noted below:
(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
In rendering this certification, we note the following qualifications:
(1) Certain information in the Report relates to periods prior to Helen McCluskey’s affiliation with the Company in July 2004. Ms. McCluskey was elected President and Chief Executive Officer of the Company on February 1, 2012; and
(2) Certain information in the Report relates to periods prior to Lawrence R. Rutkowski’s affiliation with the Company. Mr. Rutkowski was elected Senior Vice President—Finance and Chief Financial Officer of the Company on September 15, 2003.

/s/ Helen McCluskey
Name: Helen McCluskey Title: Chief Executive Officer Date: February 29, 2012

/s/ Lawrence R. Rutkowski
Name: Lawrence R. Rutkowski Title: Chief Financial Officer Date: February 29, 2012